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                                                                    Exhibit 99.1

                 SELECTED HISTORICAL FINANCIAL DATA FOR CONRAIL

     The selected financial data presented below for the six months ended June 30, 1997 were derived from information provided to CSX Corporation (the "Company") by management of Conrail Inc. ("Conrail"). The selected financial data presented below for the six months ended June 30, 1996 and the years ended December 31, 1996, 1995, 1994, and 1993 were derived from the consolidated financial statements of Conrail and its subsidiaries and should be read in conjunction with the information and consolidated statements and related notes and Management's Discussion and Analysis of Results of Operations and Financial Condition contained in Conrail's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1996. Reports on Form 10-K for years prior to 1993 were filed by Consolidated Rail Corporation, Conrail's only significant subsidiary and primary asset for those time periods, and 1992 historical data presented herein are with respect to such corporation.

                                        As of or for
                                       the Six Months
                                       Ended June 30,   As of or for the Years Ended December 31,
                                       --------------   ----------------------------------------
                                        1997    1996     1996     1995    1994     1993     1992
                                              (Dollars in millions, except per share data)
Income Statement Data
    Revenues                           $1,843   $1,838  $3,714   $3,686   $3,733  $3,453   $3,345
    Operating income (loss)              (115)     123     601      456      606     591      534
    Income (loss) before cumulative
      effect of changes in
      accounting principles              (213)      57     342      264      324     234      282
    Net income (loss)                    (213)      57     342      264      324     160      282
Per Share Data
    Income per common share before
      the cumulative effect of
      changes in accounting
      principles:
        Primary                          (a)    $ 0.66   $4.25    $3.19    $3.90   $2.74    $3.28
        Fully diluted                    (a)      0.64    3.89     2.94     3.56    2.51     2.99
    Net income
        Primary                          (a)    $ 0.66   $4.25    $3.19    $3.90   $1.82    $3.28
        Fully diluted                    (a)      0.64    3.89     2.94     3.56    1.70     2.99
    Book Value                         $34.17    35.06   37.91    35.66    36.69   34.57    34.16
    Cash dividends per common share     0.475(b)  0.85    1.80     1.60     1.40    1.20     1.00
Balance Sheet Data
    Total assets                       $8,538   $8,341  $8,402   $8,424   $8,322  $7,948   $7,315
    Total debt, including current
      maturities                        2,045    2,078   2,105    2,181    2,182   2,184    1,911
    Shareholders' equity                2,944    2,899   3,107    2,977    2,925   2,784    2,748
Ratio of Earnings to Fixed Charges       (c)       1.7x    3.2x     2.5x     3.2x    3.0x     3.3x

  (a) Subsequent to the acquisition of its remaining outstanding shares by the Company and Norfolk Southern Corporation ("NSC") during the quarter ended June 30, 1997, Conrail is not required to report earnings per share ("EPS") data.

  (b) Cash dividends per common share in 1997 include only a first quarter dividend. Dividend payments were suspended upon the acquisition of all Conrail shares by the Company and NSC during the quarter ended June 30, 1997.

  (c) Earnings available for fixed charges were insufficient by $167 million for the six months ended June 30, 1997.

Six Months Ended June 30,

1997 Operating   income  includes  charges  totaling  $394  million  to  reflect obligations for separation-related compensation to certain Conrail executives, including vesting of benefits under certain stock compensation plans, and the termination of Conrail's Employee Stock Ownership Plan. Operating income also includes other merger-related costs of $68 million. These items, totaling $462 million on a pre-tax basis, reduced net income by $405 million.

1996 Operating income includes a charge of $135 million for voluntary separation programs, which reduced net income by $83 million and EPS $1.06 on a primary basis and 95 cents on a fully diluted basis.

Years Ended December 31,

1996 Operating income includes a charge of $135 million for voluntary separation programs, which reduced net income by $83 million and EPS $1.06 on a primary basis and 95 cents on a fully diluted basis. Operating income also includes merger-related costs of $16 million, which reduced net income by $10 million and EPS by 13 cents on a primary basis and 11 cents on a fully diluted basis.

1995 Operating income includes an asset disposition charge of $285 million for rail lines and other assets written down to estimated net realizable value, which reduced net income by $176 million and EPS by $2.24 on a primary basis and $1.98 on a fully diluted basis. Net income also includes a one-time $21 million benefit related to a decrease in a state income tax rate which increased EPS 27 cents on a primary basis and 23 cents on a fully diluted basis.

1994 Included in operating income is a charge of $84 million ($51 million after tax benefits) for a voluntary early retirement program and related costs. This reduced EPS 64 cents on a primary basis and 57 cents on a fully diluted basis.

1993 Net income includes charges of $74 million as a result of the adoption of required changes in accounting for income taxes and postretirement benefits other than pensions which reduced EPS 92 cents on a primary basis and 81 cents on a fully diluted basis; $50 million ($80 million before tax benefit of $30 million) for the disposition of a subsidiary which decreased EPS 62 cents on a primary basis and 55 cents on a fully diluted basis; and $34 million for the increase in the federal corporate income tax rate which decreased EPS 42 cents on a primary basis and 37 cents on a fully diluted basis.